Exhibit 99.4

VONAGE HOLDINGS CORP.
2006 INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

“Participant”:  ____________________

“Date of Award”:  _______________

This Agreement, effective as of the Date of Award set forth above, represents the grant of Restricted Stock by Vonage Holdings Corp., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Vonage Holdings Corp. 2006 Incentive Plan (the “Plan”).  Capitalized terms have the meanings ascribed to them under the Plan, unless specifically set forth herein.

The parties hereto agree as follows:

1.             Grant of Restricted Stock

The Company hereby grants to the Participant Restricted Stock consisting of ________ restricted Shares in the manner and subject to the terms and conditions of the Plan and this Agreement.

2.             Vesting of Restricted Stock

(a)           Subject to Section 2(c) below, the Restricted Stock vests as to 1/4th of the Shares on each of the first, second, third and fourth anniversaries of the Date of the Award.

(b)           In the event that the Participant’s employment terminates not later than 180 days after a Change of Control, due to termination by the Company without Cause or by the Participant for Good Reason, the Restricted Stock will vest as to [for certain executive officers: all] [for all other officers, employees, consultants, advisors and other service providers: one-half the number of] unvested Shares as of the date of termination of employment.

(c)           To the extent not previously vested in accordance with Section 2(a) above, if the Participant’s employment terminates for a reason other than as set forth in Section 2(b) above, the Restricted Stock will terminate immediately and be of no force or effect.

(d)           For purposes of this Section 2, the following terms have the meanings set forth below:

“Cause” means any cause for unilateral termination of employment by the Company based on employee misconduct, as specified in the Participant’s employment agreement with the Company, or, if the Participant is not party to an employment agreement with the Company, means (i) material failure to perform employment duties (not as a consequence of any illness, accident or other disability), (ii) continued, willful failure to carry out any reasonable lawful direction of the Company, (iii) diverting or usurping a corporate opportunity of the Company, (iv) gross negligence or recklessness in performance of employment duties, (v) other serious willful misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, and (vi) commission of a felony or a crime involving moral turpitude.

“Good Reason” means, without the Participant’s consent, a (i) reduction by the Company in the Participant’s title, compensation, duties and/or responsibilities or (ii) relocation by the Company following a Change of Control of the Participant’s principal place of employment to a location more than 30 miles distant from its location at the time of the Change of Control.

3.             Transferability

Unless permitted by the Committee in accordance with the terms of the Plan, the Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to vesting, other than by will or by the laws of descent and distribution.

4.             Miscellaneous

(a)           This Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

(b)           This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or, the Committee determines are advisable.  The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement.  The Committee shall have the right to impose such restrictions on any of the Restricted Stock as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to Shares.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(c)           Vesting of the Restricted Stock will be subject to the Participant satisfying all applicable federal, state, local and foreign taxes.  The Company shall have authority to deduct or withhold from all amounts payable to the Participant in connection with the Restricted Stock, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.

(d)           To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Date of Award.

VONAGE HOLDINGS CORP.

By:
Name:
Title:

Participant